Exhibit (11) under N-1A
                                          Exhibit 23 under Item 601/Reg SK





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No. 21 to the Registration Statement of the BT Institutional Asset Management Fund (one of the Funds comprising BT Pyramid Mutual Funds) on Form N-1A of our reports dated May 11, 1998 on our audits of the financial statements and financial highlights of the BT Institutional Asset Management Fund and the Asset Management Portfolio, which reports are included in the Annual Report to Shareholders for the Year ended March 31, 1998 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Independent Accountants."

/s/Coopers & Lybrand L.L.P.

Kansas City, Missouri
June 29, 1998